Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of October 15, 2026 (the “Effective Date”), by and between Clearfield, Inc. (the “Company”) and Cheryl Beranek (“Executive”).

WHEREAS, Executive is employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company and Executive are party to an Employment Agreement dated December 16, 2008 (the “Employment Agreement”);

WHEREAS, Executive has advised the Company of her interest in retiring from her position as President and Chief Executive Officer in the near future;

WHEREAS, the Company’s business needs require a President and Chief Executive Officer who is able to lead the Company for an extended time into the future; and

WHEREAS, the parties have mutually agreed to continue Executive’s employment for a transition period, on the terms and conditions set forth in this Agreement, to facilitate Executive’s retirement and a smooth transition to a successor President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, as well as other good and valuable consideration, the Parties hereby agree as follows:

1.               Transition Period. Subject to the terms and conditions of this Agreement, the Company will continue to employ Executive and Executive will remain employed with the Company from the Effective Date through March 31, 2027, unless Executive’s employment with the Company is earlier terminated (a) by the Company for Cause (as defined in the Employment Agreement or (b) by Executive for any reason (such period of employment, the “Transition Period”). If Executive’s employment is not earlier terminated as provided herein, Executive will cease to be an employee of the Company effective March 31, 2027, without further action by either Executive or the Company.

2.               Compensation and Benefits During Transition Period. During the Transition Period, the Company will pay Executive a base salary at the same annual base salary rate in effect for Executive on the Effective Date which is $483,000, subject to applicable tax withholding and payable in accordance with the Company’s regular payroll practices. In addition, during the Transition Period, Executive will continue to participate in such employee benefit plans and programs for which Executive may be eligible and in which Executive participated on the Effective Date, pursuant to the terms and conditions of such plans, including the annual cash performance bonus (the “2027 Incentive Bonus”) for the Company’s fiscal year 2027 under the Company’s Incentive Bonus Plan (the “Incentive Plan”); provided that Executive acknowledges and agrees that Executive shall not be eligible to receive any equity awards after the Effective Date. As used in the Employment Agreement, the term “Annual Bonus” shall mean the 2027 Incentive Bonus.

3.               2027 Incentive Bonus. Executive will participate in the 2027 Incentive Bonus with a bonus opportunity equal to 100% of Executive’s base salary on the Effective Date; provided that notwithstanding anything to the contrary in the Incentive Plan or the Employment Agreement and provided that Executive’s employment is not terminated by the Company for Cause or by Executive for any reason prior to March 31, 2027 (a) the amount to which Executive would otherwise be entitled under Section 4(a)(ii) of the Employment Agreement as a “Pro-Rated Annual Bonus” shall not be prorated and shall, in lieu thereof, be an amount equal to 100% of her base salary on the Effective Date (the “2027 Bonus Amount”) and (b) the 2027 Bonus Amount shall be paid to Executive on the date payments are made to executive officer participants in the 2027 Incentive Bonus, but not later than December 1, 2027.

4.               Employment During Transition Period.

a.                Prior to March 31, 2027, the Company may only terminate Executive’s employment for Cause (as defined in the Employment Agreement).

b.               If Executive’s employment is terminated by the Company for Cause or by Executive for any reason prior to March 31, 2027, Executive will not be eligible to receive the Separation Pay as described in Section 6(a) and the Company shall have no further obligations to Executive under this Agreement or under the Employment Agreement except the obligation to pay to Executive the Accrued Obligations (as defined in the Employment Agreement) when due under Minnesota law and to provide the Other Benefits (as defined in the Employment Agreement) in accordance with the provisions of the applicable plan, program, agreement and/or law.

c.                Executive’s employment during the Transition Period will continue on a full-time basis and Executive will devote Executive’s full time, attention, skill and efforts as necessary to the faithful performance of such duties; provided, however, that notwithstanding the foregoing, the Company may, without terminating Executive’s employment, relieve Executive of Executive’s active performance of Executive’s duties during the Transition Period at any time in its sole discretion, including at or following such time that the Company appoints a successor President and Chief Executive Officer.

d.               Executive will retain the title “President and Chief Executive Officer” until her successor is appointed. Following the appointment of the successor President and Chief Executive Officer until the end of the Transition Period, Executive will be given the honorific “President and Chief Executive Officer Emeritus”.

e.                Subject to the Company’s IT policies and procedures, Executive’s email address will remain active, at the successor President and CEO’s pleasure, for a period not less than one year after Executive’s appointment to Emeritus status. The Company also will transition Executive’s personal cell phone number to Executive.

5.               Duties and Authority During Transition Period. During the Transition Period, Executive will continue to have the responsibilities and to perform the duties of President and Chief Executive Officer until such time that the Company appoints a successor President and Chief Executive Officer. Following appointment by the Company of a successor President and Chief Executive Officer, (a) Executive will be a non-executive officer employee of the Company with the title “President and Chief Executive Officer Emeritus”; (b) Executive will report to the Company’s then current President and Chief Executive Officer; (c) Executive’s duties and responsibilities will include providing transition assistance, completing projects related to Executive’s prior responsibilities as President and Chief Executive Officer, and providing such advice, expertise, or knowledge with respect to Executive’s prior duties as President and Chief Executive Officer or other matters in which Executive was involved, and such other duties as may be requested by the Company’s then current President and Chief Executive Officer; (d) upon the request of the Company, Executive will resign all positions then held as an officer of the Company and as a director or officer of any subsidiary or affiliated entity of the Company, and will promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation; (e) upon the request of the Company, Executive will resign as a director of the Company; and (f) Executive will timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in Executive’s capacity as an officer or director of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records.

6.               Post-Termination Compensation.

a.                The Company and Executive agree that the automatic termination of Executive’s employment effective March 31, 2027 in accordance with Section 1 of this Agreement shall be deemed to be a termination without Cause under the Employment Agreement and the Company shall be obligated to pay or provide (i) the “Severance Amount” (as defined in the Employment Agreement), (ii) the 2027 Bonus Amount as provided in Section 3 of this Agreement in lieu of the Pro-Rated Annual Bonus, and (iii) the other amounts or benefits specified in Section 4(a)(iii)-(v) of the Employment Agreement (collectively, amounts and benefits in clause (i)-(iii), the “Separation Pay”), subject in all respects to Section 6(b) of this Agreement.

b.               Notwithstanding any other provision of this Agreement or the Employment Agreement, the Company will pay and provide the Separation Pay only if Executive satisfies all of the following conditions: (i) Executive does not resign from employment with the Company prior to March 31, 2027; (ii) Executive is not terminated by the Company for Cause prior to March 31, 2027; (iii) Executive signs and delivers a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in the form attached to this Agreement as Exhibit A (subject to revisions due to changes in applicable laws) (the “Release”) within twenty-one (21) days following the date of termination and Executive does not thereafter rescind or revoke the Release such that the Release becomes effective in accordance with its terms; and (iv) Executive has not breached Executive’s obligations pursuant to the Employment Agreement, including Section 8 and Section 9 thereunder. If Executive does not satisfy all of the conditions of this Section 6(b), Executive will be deemed to have waived any right to any Separation Pay and the Company shall have no further obligations to Executive under this Agreement or under the Employment Agreement except the obligation to pay to Executive the Accrued Obligations (as defined in the Employment Agreement) when due under Minnesota law and to provide the Other Benefits (as defined in the Employment Agreement) in accordance with the provisions of the applicable plan, program, agreement and/or law.

7.               Assignment. This Agreement is binding on Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to, a purchaser of all or substantially all of the business or assets of the Company. No rights or obligations of Executive hereunder may be assigned by Executive’s to any other person or entity.

8.               Entire Agreement. This Agreement, the Employment Agreement, the Incentive Plan, any written restricted stock award agreements, stock option agreements and performance stock unit award agreements to which Executive and the Company are parties, and the employee benefit plans sponsored by the Company in which Executive is a participant, are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement, such other agreements or such other plans are intended by either party to be legally binding. In the event of any inconsistency between the terms of the Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control.

9.               Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by Executive and the Company.

10.            No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.            Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.            Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

13.            Incorporation of Employment Agreement Provisions. The provisions of Sections 12(b), (d), (e), (f), (g), (h), (j) and (k) of the Employment Agreement are incorporated herein by reference, mutatis mutandis.

14.            Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally; (b) one business day after being sent by a national overnight courier service; or (c) three business days after being sent by registered or certified mail, postage prepaid, and addressed as follows:

If to the Company:	Chair of the Board Clearfield, Inc. 7050 Winnetka Avenue North, Suite 100 Brooklyn Park, Minnesota 55428
If to Executive:	Cheryl Beranek at Executive’s most recent address on the records of the Company

15.            Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[signatures next page]

IN WITNESS WHEREOF, the parties have executed this Transition Agreement on the date first stated above.

CLEARFIELD, INC.

/s/ Catherine T. Kelly
Catherine T. Kelly, Chair of the Board of Directors

EXECUTIVE:

/s/ Cheryl Beranek
Cheryl Beranek

EXHIBIT A

RELEASE BY CHERYL BERANEK

THIS RELEASE AGREEMENT (the “Release Agreement” or the “Release”) is entered into as of __________, by and between Clearfield, Inc. (“Clearfield” or the “Company”) and Cheryl Beranek.

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Clearfield means Clearfield, Inc., any company related to Clearfield, Inc. in the present or past (including, without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Clearfield, Inc.

C.	Company means Clearfield; the present and past officers, directors, committees, shareholders, and employees of Clearfield; any company providing insurance to Clearfield in the present or past; the present and past employee benefit plans sponsored or maintained by Clearfield and the present and past fiduciaries of such plans; the attorneys for Clearfield; and anyone who acted on behalf of Clearfield or on instructions from Clearfield.

D.	Agreement means the Transition Agreement between Clearfield and me made as of October 15, 2026.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Clearfield or the termination of that employment, or otherwise, including, without limitation, all claims arising out of or relating to that certain Employment Agreement dated December 16, 2008 between the Company and me, and the Company’s cash incentive compensation plan for fiscal year 2027 or a “Bonus Award” under the Company’s Incentive Bonus Plan for fiscal year 2027;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims I may have for wages, bonuses, deferred compensation, commissions, penalties, vacation pay, separation pay and/or benefits, defamation, improper discharge or retaliation (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Older Workers Benefit Protection Act and Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any claim for discrimination, harassment, retaliation, or reprisal based on a protected class under local, state or federal law;

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, base salary, bonuses, commissions, incentive compensation (whether payable in cash or equity and whether performance or time based), equity compensation of any kind (including restricted stock, stock options or performance stock units), vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreement; any rights I have under any written restricted stock award agreement, stock option agreement or performance stock unit award agreement with Clearfield; my right to benefits under any employee benefit plan sponsored by Clearfield in which I am currently a participant; or any rights that I may have to indemnification from Clearfield as a current or former officer, director, or employee of Clearfield, including without limitation indemnification rights under applicable laws, the Articles of Incorporation or Bylaws of Clearfield, or any liability insurance policy maintained by Clearfield.

Not withstanding the foregoing, I understand that nothing contained in this Release Agreement shall be construed to prohibit me from seeking recourse through a government agency exercising any rights that are not allowed to be released by law or to testify, assist, or participate in an investigation, hearing or proceeding conducted by a state or federal governmental agency regarding a charge or claim of alleged discrimination, harassment or retaliation filed with the governmental agency. I understand, however, that this Release includes a release of my right to file a court action or to seek individual remedies or damages in any court action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency.

Further, I understand that nothing contained in this Release shall prevent me from providing a copy of this Release to a human rights agency including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), to demonstrate that I have knowingly and voluntarily executed a general release of claims or from providing information to the EEOC or any similar government agency regarding any employee disputes (including, but not limited to, my own).

Agreement to Release My Claims. I acknowledge that I will receive consideration from Clearfield as set forth in the Agreement if I sign and do not rescind or revoke this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Clearfield if I did not sign this Release or if I rescinded or revoked this Release. In exchange for that consideration, I hereby release, agree not to sue, and forever discharge the Company from all of My Claims to the full extent allowed by law. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is fair consideration for the release of My Claims.

Additional Agreements and Understandings. Even though Clearfield will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so and I waive any remaining days in the 21-day period.

My Right to Rescind/Revoke this Release. I understand that I have the right to revoke this Agreement within 7 calendar days of signing this Agreement to reinstate federal claims under the Age Discrimination in Employment Act and that I have the right to rescind this Agreement within 15 calendar days of signing this Agreement to reinstate claims arising under the Minnesota Human Rights Act. This Release will not become effective or enforceable unless and until the 7-day or 15-day revocation or rescission period has expired without my revoking or rescinding it.

Procedure for Accepting or Rescinding/Revoking the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Clearfield by hand or by mail no later than the last day of the 21-day period that I have to consider this Release. To rescind or revoke my acceptance of this Release, I must deliver a written, signed statement that I rescind or revoke my acceptance to Clearfield by hand or by mail within the applicable rescission or revocation period. All deliveries must be made to Clearfield at the following address:

General Counsel
Clearfield, Inc.
7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428

If I choose to deliver my acceptance or the rescission/revocation of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and
(2)	properly addressed to Clearfield at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Clearfield. No child support orders, garnishment orders, or other orders requiring that money owed to me by Clearfield be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Cheryl Beranek

Date